Exhibit 99.1

FIRST COMMUNITY CAPITAL CORPORATION

TO BE ACQUIRED BY WELLS FARGO & COMPANY

HOUSTON, TEXAS, September 3, 2004 – First Community Capital Corporation announced today that it has entered into a definitive agreement whereby Wells Fargo & Company (NYSE: WFC) will acquire First Community Capital and its wholly-owned banking subsidiary, First Community Bank, N.A. The transaction is valued at approximately $123.7 million (subject to certain adjustments in the definitive agreement) payable in Wells Fargo common stock. The transaction, which has been approved by the Boards of Directors of both companies, is expected to be a tax-free exchange to First Community shareholders.

According to Glenn Godkin, regional president for Wells Fargo in Houston, the acquisition will complement Wells Fargo’s eight banking stores in the Clear Lake-NASA area. “The addition of First Community’s locations in the Clear Lake-NASA area will significantly improve our ability to serve this rapidly growing market,” Godkin said. “Our cultures are a great match, and we share a commitment to people as a competitive advantage, outstanding customer service, local decision-making and community involvement.”

Nigel J. Harrison, CEO of First Community Bank, added “Wells Fargo’s vision is to satisfy all of its customers’ financial services needs and help them succeed financially. Wells Fargo will be a good fit for our customers given the full range of products and services it has developed through the years.”

It is expected that the proposed acquisition will exclude First Community Bank San Antonio, N.A. with $22 million in assets and two locations. A management led investor group has proposed to acquire the San Antonio operation for cash prior to the closing of the transaction.

The transaction is expected to close in the fourth quarter of 2004 or the first quarter of 2005, subject to approval by the Federal Reserve Board and First Community shareholders. The sale of First Community Bank San Antonio to the investor group is not a condition to the closing of the Wells Fargo transaction.

Bear, Stearns & Co. Inc. served as financial advisor to First Community.

First Community Capital Corporation, which had $553 million in assets and 210 employees as of June 30, 2004, is the parent holding company of First Community Bank, N.A. and First Community Bank San Antonio, N.A. First Community currently operates 19 full-service banking offices—17 in southeast Houston and two in San Antonio.

Wells Fargo & Company is a diversified financial services company with $420 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers for more than 6,000 stores and the internet (www.wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only “Aaa”-rated bank in the United States.

###

This news release contains forward-looking statements about the proposed transaction between Wells Fargo and First Community. There are several factors – many beyond the companies’ control – that could cause actual results to differ significantly from expectations described in the forward-looking statements. Although the companies believe that the expectations reflected in such forward-looking statements are based upon reasonable expectations, they can give no assurances that their expectations will be achieved. For a discussion of some of these factors, refer to the companies’ reports filed with the SEC. The transaction is subject to regulatory approval, and the companies cannot be certain when or if or on what terms and conditions required regulatory approvals will be granted. Divestitures may be required as a condition to receiving regulatory approval.

This news release does not constitute an offer of any securities for sale. The proposed transaction between Wells Fargo and First Community will be submitted to First Community shareholders for their consideration. Wells Fargo will file a registration statement on Form S-4 with the Securities and Exchange Commission in connection with the transaction. The registration statement will include a proxy statement-prospectus that will provide details about the transaction.

Shareholders of First Community and other investors are urged to read the registration statement and proxy statement-prospectus, as well as any amendments or supplements thereto, because those documents will contain important information. Upon filing with the SEC, the registration statement and proxy statement-prospectus will be available free on the SEC’s website (http://www.sec.gov). Wells Fargo and First Community will provide, without charge, copies of the proxy statement-prospectus, and any SEC filings incorporated by reference into the proxy statement-prospectus, upon request as follows:

Wells Fargo & Company, Attention Corporate Secretary, MAC N9305-173, Sixth and Marquette, Minneapolis, Minnesota 55479, (612) 667-8655.

First Community Capital Corporation, Attention Mike McElray, 14200 Gulf Freeway, Houston, TX 77275, (281) 652-4021.

Wells Fargo and First Community and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from First Community shareholders in connection with the proposed transaction. Information about Wells Fargo’s directors and executive officers is included in Wells Fargo’s proxy statement on Schedule 14A for Wells Fargo’s 2004 annual meeting of stockholders, as filed with the SEC on March 19, 2004. Information about First Community’s directors and executive officers and their ownership of First Community common stock is included in First Community’s definitive proxy statement on Schedule 14A for First Community’s 2004 annual meeting of shareholders, as filed with the SEC on April 29, 2004. The proxy statement-prospectus referred to above will provide additional information about participants in the solicitation of proxies from First Community shareholders.